SCHEDULE A

With respect to TMC, the name, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and citizenship, of each executive officer and director of TMC is set forth below. For each such executive officer and director, the business address is c/o Toyota Motor Corporation, 1 Toyota cho, Toyota City, Aichi 471-8571 Japan.

Directors of TMC

Name	Present Principal Occupation or Employment	Citizenship
Akio Toyoda	Chairman of the Board of Directors	Japan
Shigeru Hayakawa	Vice Chairman of the Board of Directors	Japan
Koji Sato	President, Member of the Board of Directors	Japan
Hiroki Nakajima	Member of the Board of Directors	Japan
Yoichi Miyazaki	Member of the Board of Directors	Japan
Simon Humphries	Member of the Board of Directors	United Kingdom
Ikuro Sugawara	Member of the Board of Directors	Japan
Sir Philip Craven	Member of the Board of Directors	United Kingdom
Masahiko Oshima	Member of the Board of Directors	Japan
Emi Osono	Member of the Board of Directors	Japan
Takeshi Shirane	Audit & Supervisory Board Member	Japan
Masahide Yasuda	Audit & Supervisory Board Member	Japan
Katsuyuki Ogura	Audit & Supervisory Board Member	Japan
George Olcott	Audit & Supervisory Board Member	United Kingdom
Catherine O’Connell	Audit & Supervisory Board Member	New Zealand
Hiromi Osada	Audit & Supervisory Board Member	Japan

Executive Officers of TMC

Name	Present Principal Occupation or Employment	Citizenship
Koji Sato	President, Operating Officer	Japan
Hiroki Nakajima	Executive Vice President, Operating Officer	Japan
Yoichi Miyazaki	Executive Vice President, Operating Officer	Japan
Takahiro Imura	Operating Officer	Japan
Tetsuo Ogawa	Operating Officer	Japan
Tatsuro Ueda	Operating Officer	Japan
Simon Humphries	Operating Officer	United Kingdom
Kenta Kon	Operating Officer	Japan
Kazuaki Shingo	Operating Officer	Japan